Exhibit (n)(1)(i)

SCHEDULE A

to the

SEVENTH AMENDED AND RESTATED MULTIPLE CLASS PLAN PURSUANT TO

RULE 18f-3

for

VOYA VARIABLE PORTFOLIOS, INC.

		ADV		I	R6	S	S2
Voya Global High Dividend Low Volatility			✓	✓	N/A	✓	✓
Portfolio
Voya Index Plus LargeCap Portfolio	✓	✓	N/A		✓	N/A
Voya Index Plus MidCap Portfolio	N/A	✓	N/A		✓	N/A
Voya Index Plus SmallCap Portfolio	N/A	✓	N/A		✓	N/A
Voya International Index Portfolio			✓	✓	N/A	✓	✓
Voya RussellTM Large Cap Growth Index			✓	✓	N/A	✓	N/A
Portfolio
Voya Russell™ Large Cap Index Portfolio			✓	✓	N/A	✓	✓
Voya RussellTM Large Cap Value Index			✓	✓	N/A	✓	N/A
Portfolio
Voya RussellTM Mid Cap Growth Index			N/A	✓	N/A	✓	✓
Portfolio
Voya Russell™ Mid Cap Index Portfolio			✓	✓	N/A	✓	✓
Voya Russell™ Small Cap Index Portfolio			✓	✓	N/A	✓	✓
Voya Small Company Portfolio			✓	✓	✓	✓	N/A
Voya U.S. Bond Index Portfolio			✓	✓	N/A	✓	✓

Schedule A Last Amended: June 13, 2025 to reflect the liquidation of Voya Emerging Markets Index Portfolio.